Exhibit 10.2

May 20, 2026

Mr. Benjamin Schall

Re: Offer Letter

Dear Ben:

This offer letter (this “Letter”) memorializes our agreement regarding the terms of your appointment as the Chief Executive Officer (the “CEO”) of Equity Residential (or its successor, the “Company”) effective as of the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger by and among AvalonBay Communities, Inc. (“AvalonBay”), Equity Residential, ERP Operating Limited Partnership and Canopy Merger Sub LLC, dated as of May 20, 2026 (the “Merger Agreement”).

In your capacity as the CEO, you will report directly to the board of trustees of the Company (the “Board”). You will have the duties and responsibilities that are normally associated with the chief executive role and such responsibilities as may be prescribed by the Board from time to time and that are consistent with the position of CEO.

You will continue to receive base salary at the same annual rate and will be eligible for the same target annual cash and stock incentive opportunities, in each case, as provided to you by AvalonBay as of immediately prior to the Closing, totaling annual total target compensation of no less than $9,750,000, and subject to the same terms and conditions. For the sake of clarity, no amount shall be subject to proration on account of the Merger. The Board, or a committee thereof, as applicable, will re-evaluate your compensation package at the same time as for other senior executives of the Company. You will be eligible for the employee benefits provided from time-to-time to other senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

The terms of this Letter and your employment with the Company will be governed by the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof.

This Letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and, effective as of the Closing, supersedes any and all prior term sheets, agreements or understandings between you and the Company with respect to the subject matter hereof. For clarity, this Letter does not supersede any agreements between you and AvalonBay, including, without limitation, any agreements related to equity grants under AvalonBay’s equity incentive plans.

If the Merger Agreement is terminated before the Closing, this Letter will automatically terminate and be of no further force or effect, and neither you nor the Company will have any obligations hereunder.

* * *

Very truly yours,

/s/ Stephen E. Sterrett
Stephen E. Sterrett
Lead Trustee of the Board

Acknowledged and agreed:

/s/ Benjamin W. Schall
Benjamin W. Schall

(Signature Page to Chief Executive Officer Offer Letter)